Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Qilian International Holding Group Limited:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Qilian International Holding Group Limited (“the Company”) of our report dated February 15, 2024, relating to the consolidated financial statements which appears in Qilian International Holding Group Limited’s Annual Report on Form 20-F for the years ended September 30, 2023 and 2022, filed with the Commission on February 15, 2024.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 9, 2024